Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169355

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

SUPPLEMENT NO. 11 DATED AUGUST 25, 2014,
TO THE PROSPECTUS, DATED AUGUST 22, 2013

This prospectus supplement, or this Supplement No. 11, is part of the prospectus of American Realty Capital — Retail Centers of America, Inc., or the Company, dated August 22, 2013, or the Prospectus, as supplemented by Supplement No. 9, dated July 21, 2014, or Supplement No. 9, and Supplement No. 10, dated August 13, 2014, or Supplement No. 10. This Supplement No. 11 supplements, modifies, supersedes and replaces certain information contained in our Prospectus, Supplement No. 9 and Supplement No. 10, and should be read in conjunction with our Prospectus, Supplement No. 9 and Supplement No. 10. This Supplement No. 11 will be delivered with the Prospectus, Supplement No. 9 and Supplement No. 10. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 11 is to, among other things:

•	disclose updated operating information, including the status of the offering, the shares currently available for sale, management updates, the status of distributions, updated share repurchase program information, the status of fees paid and deferred, our real estate investment summary, selected financial data and updated information relating to our asset management fees;
•	update disclosure relating to the management of our advisor;
•	update our description of real estate investments; and
•	update disclosure relating to our financial obligations.

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering, or IPO, of up to 150.0 million shares of common stock on March 17, 2011. On March 9, 2012, we satisfied the general escrow conditions of our IPO. On such date, we received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of common stock, broke escrow and issued shares of common stock to American Realty Capital IV, LLC, our sponsor, which purchased $2.0 million of our shares of common stock at a purchase price of $9.00 per share, reflecting the fact that selling commissions and dealer manager fees were not payable in connection with such sale.

On March 4, 2013, our board of directors approved an extension of the termination date of our IPO from March 17, 2013 to March 17, 2014. On March 14, 2014, we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission, or the SEC, to register (i) 75.0 million shares of common stock at a price of $10.00 per share (subject to certain volume discounts as set forth in the prospectus), for aggregate gross offering proceeds of $750 million and (ii) 12.5 million shares of common stock pursuant to our distribution reinvestment program. However, as permitted by Rule 415 under the Securities Act of 1933, as amended, we will continue offering and selling shares in our IPO until the earlier of September 12, 2014 or the date the SEC declares the registration statement for the new offering effective. We do not expect to register any shares in our follow-on offering that would cause the total shares registered by us in our IPO and our follow-on offering, in the aggregate, to exceed the $1.7 billion initial aggregate registration amount of our IPO.

As of August 15, 2014, we had acquired eight properties which were 93.5% leased on a weighted-average basis as of such date. As of August 15, 2014, we had total real estate investments, at cost, of $251.3 million. As of June 30, 2014, we had incurred, cumulatively to that date, $46.7 million in selling commissions, dealer manager fees and offering costs related to the sale of our common stock.

Shares Currently Available for Sale

As of August 15, 2014, we had received aggregate gross proceeds of $598.6 million, consisting of the sale of 59.6 million shares of common stock in our IPO and the receipt of $5.5 million from the distribution reinvestment plan, or DRIP. As of August 15, 2014, there were 60.2 million shares of our common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP. As of August 15, 2014, there were 90.4 million shares of our common stock available for sale, excluding shares available under our DRIP.

Management Updates

On August 22, 2014, the parent of our sponsor appointed Kase Abusharkh as the Chief Investment Officer of our advisor, effective as of that same date. There are no related party transactions involving Mr. Abusharkh that are reportable under Item 404(a) of Regulation S-K.

Mr. Abusharkh has 13 years of experience in commercial real estate with a specialized focus on retail properties. Prior to joining our advisor, Mr. Abusharkh founded the largest producing office of Sperry Van Ness, a major real estate firm, where he was personally involved in over $2 billion of commercial real estate transactions.

Status of Distributions

On September 19, 2011, our board of directors authorized, and the Company declared, a distribution rate, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.0017534247 per day, based on a per share price of $10.00. Our first distribution was paid on July 2, 2012, to stockholders of record at the close of business each day during the period commencing June 8, 2012 (the date of our first property acquisition) through June 30, 2012. Distributions are payable by the 5th day following each month’s end to stockholders of record at the close of business each day during the prior month.

There can be no assurance that any such distribution will continue to be paid to stockholders. The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time. We may also defer, suspend and/or waive advisor fees and expense reimbursements if we have not generated sufficient cash flow from operations and other sources to fund distributions. Any such waiver or deferral would also impact applicable distribution coverage ratios as indicators of a program’s ability to cover future distributions to stockholders.

During the six months ended June 30, 2014, distributions paid to common stockholders totaled $5.3 million, inclusive of $2.5 million of distributions reinvested pursuant to the DRIP. During the six months ended June 30, 2014, cash used to pay distributions was generated from proceeds from the IPO and the DRIP.

The following table shows the sources for the payment of distributions to common stockholders, excluding distributions on unvested restricted stock, for the periods indicated:

	Six Months Ended June 30, 2014		Year Ended December 31, 2013		Six Months Ended December 31, 2012
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions
Distributions:
Distributions paid in cash	$2,772		$1,075		$121
Distributions reinvested	2,496		663		19
Total distributions	$5,268		$1,738		$140
Source of distribution coverage:
Cash flows provided by (used in) operations(1)	$—	—%	$—	—%	$121	86.4%
Proceeds from issuances of common stock	2,772	52.6%	1,075	61.9%	—	—%
Common stock issued pursuant to the DRIP/offering proceeds	2,496	47.4%	663	38.1%	19	13.6%
Proceeds from financings	$—	—%	$—	—%	$—	—%
Total source of distribution coverage	$5,268	100.0%	$1,738	100.0%	$140	100.0%
Cash flows (used in) provided by operations(1) (GAAP(2) basis)	$(3,239)		$(786)		$689
Net loss (in accordance with GAAP)	$(3,512)		$(4,704)		$(1,431)

(1)	Cash flows provided by (used in) operations for the six months ended June 30, 2014, the year ended December 31, 2013 and the six months ended December 31, 2012 include acquisition and transaction related expenses $1.8 million, $1.0 million and $0.6 million, respectively.
(2)	Accounting principles generally accepted in the United States of America, or GAAP.

The following table compares cumulative distributions paid, excluding distributions related to unvested restricted shares, to cumulative net loss (in accordance with GAAP) for the period from July 29, 2010 (date of inception) through June 30, 2014:

(In thousands)	For the Period from July 29, 2010 (date of inception) to June 30, 2014
Distributions paid:
Common stockholders in cash	$3,968
Common stockholders pursuant to DRIP/offering proceeds	3,178
Total distributions paid	$7,146
Reconciliation of net loss:
Revenues	$15,504
Acquisition and transaction-related	(3,753)
Depreciation and amortization	(10,751)
Other operating expenses	(6,576)
Other non-operating expenses	(5,155)
Net loss (in accordance with GAAP)(1)	$(10,731)
Cash flows used in operations	$(4,098)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the amount we spend to repurchase shares in a given quarter will be limited to the amount of proceeds we received from the DRIP in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate our share repurchase program at any time upon not less than 30 days’ notice.

The following table summarizes the repurchases of shares under our share repurchase program cumulatively through June 30, 2014:

	Number of Requests	Number of Shares Repurchased	Weighted- Average Price per Share
Cumulative repurchases as of December 31, 2013	1	8,674	$9.98
Six Months Ended June 30, 2014	2	7,933	9.52
Cumulative repurchases as of June 30, 2014(1)	3	16,607	$9.76

(1)	Includes two unfulfilled repurchase requests consisting of 7,933 shares with a weighted-average repurchase price per share of $9.52, which were approved for repurchase as of June 30, 2014 and were completed during the third quarter of 2014. This liability is included in accounts payable and accrued expenses on our consolidated balance sheet as of June 30, 2014.

Status of Fees Paid and Deferred

The following table reflects the fees and expense reimbursements incurred and unpaid to our dealer manager, advisor and property manager as of and for the periods presented (in thousands):

	Incurred Six Months Ended June 30, 2014	Forgiven Six Months Ended June 30, 2014	Unpaid As of June 30, 2014	Incurred Year Ended December 31, 2013	Forgiven Year Ended December 31, 2013	Unpaid As of December 31, 2013
Selling commissions and dealer manager fees	$29,632	$—	$596	$5,711	$—	$46
Offering costs	1,012	—	2,566	1,361	—	4,609
Acquisition fees and related cost reimbursements	1,420	—	—	802	—	—
Financing coordination fees	1,000	—	—	409	—	—
Asset management fees	—	—	—	—	18	—
Property management and leasing fees	—	—	—	—	72	—
Transfer agent and other professional fees	46	—	—	—	—	—
Strategic advisory fees	297	—	—	495	—	—
Distributions on Class B Units	7	—	—	—	—	—

Real Estate Investment Summary

Real Estate Portfolio

We acquire and operate retail properties. As of August 15, 2014, the properties we owned were 93.5% leased on a weighted-average basis. Our portfolio of real estate properties is comprised of the following properties as of August 15, 2014:

Portfolio	Acquisition Date	Property Type	Number of Properties	Rentable Square Feet	Occupancy	Remaining Lease Term(1)	Base Purchase Price(2) (In thousands)
Liberty Crossing	Jun. 2012	Power Center	1	105,970	85.9%	4.0 years	$21,582
San Pedro Crossing	Dec. 2012	Power Center	1	201,965	100.0%	5.5 years	32,600
Tiffany Springs MarketCenter	Sep. 2013	Power Center	1	238,382	88.8%	4.4 years	52,856	(3)
The Streets of West Chester	Apr. 2014	Lifestyle Center	1	167,155	94.5%	4.0 years	40,500
Prairie Towne Center	Jun. 2014	Power Center	1	289,277	95.3%	9.5 years	25,300
Southway Shopping Center	Jun. 2014	Power Center	1	181,809	100.0%	3.6 years	28,900
Stirling Slidell Centre	Aug. 2014	Power Center	1	134,276	77.2%	5.8 years	14,600
Northwoods Marketplace	Aug. 2014	Power Center	1	236,078	97.1%	5.0 years	35,000
Portfolio, August 15, 2014			8	1,554,912	93.5%	5.1 years	$251,338

(1)	Remaining lease term as of August 15, 2014, calculated on a weighted-average basis.
(2)	Contract purchase price, excluding acquisition related costs.
(3)	Excludes $0.6 million relating to an outparcel of land sale completed during April 2014.

We believe that our real estate properties are suitable for their intended purpose and adequately covered by insurance.

Future Lease Expirations

The following is a summary of lease expirations for the next ten years as of August 15, 2014, excluding month-to-month leases:

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases (In thousands)	Percentage of Total Annualized Rental Income Represented by Expiring Leases	Total Rentable Square Feet of Expiring Leases(2)	Percentage of Leased Area Represented by Expiring Leases(2)
August 16, 2014 to December 31, 2014	3	$58	0.3%	5,188	0.4%
2015	12	613	3.0%	33,388	2.3%
2016	19	1,650	7.9%	133,880	9.2%
2017	13	839	4.0%	55,585	3.8%
2018	32	4,953	23.8%	308,624	21.2%
2019	24	6,152	29.6%	368,514	25.4%
2020	4	417	2.0%	39,174	2.7%
2021	6	1,955	9.4%	123,175	8.5%
2022	2	366	1.8%	20,048	1.4%
2023	7	881	4.2%	53,112	3.7%
Total	122	$17,884	86.0%	1,140,688	78.6%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases in the portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.
(2)	Excludes the rentable square feet associated with our fee simple interest in a ground lease.

Tenant Concentration

The following table lists tenants whose rentable square footage is greater than 10% of the total portfolio square footage as of August 15, 2014:

Tenant	Number of Units Occupied by Tenant	Rentable Square Feet	Rentable Square Feet as a Percentage of Total Portfolio	Lease Expiration	Average Remaining Lease Term(1)	Annualized Rental Income(2) (In thousands)	Renewal Options
Lowe’s	1	157,900	10.9%	Jul. 2025	11.0	$1,221	Six 5-Year options

(1)	Remaining lease term in years as of August 15, 2014.
(2)	Annualized rental income as of August 15, 2014 for the in-place lease in the portfolio on a straight-line basis, which includes the effect of tenant concessions such as free rent, as applicable.

Selected Financial Data

The following is selected financial data as of June 30, 2014 and December 31, 2013 and for the six months ended June 30, 2014 and 2013:

Balance sheet data (in thousands)	June 30, 2014	December 31, 2013
Total real estate investments, at cost	$201,534	$107,493
Total assets	391,417	119,942
Mortgage notes payable	62,787	63,083
Total liabilities	73,935	73,061
Total stockholders’ equity	317,482	46,881

	Six Months Ended June 30,
Operating data (in thousands, except share and per share data)	2014	2013
Total revenues	$7,077	$2,783
Operating expenses:
Property operating	2,276	813
Acquisition and transaction related	1,788	7
General and administrative	653	170
Depreciation and amortization	4,441	2,235
Total operating expenses	9,158	3,225
Operating loss	(2,081)	(442)
Other (expense) income:
Interest expense	(1,432)	(1,531)
Extinguishment of debt	—	(130)
Loss on disposition of land	(19)	—
Other income	20	—
Total other expense, net	(1,431)	(1,661)
Net loss	$(3,512)	$(2,103)
Other data:
Cash flows (used in) provided by operating activities	$(3,239)	$1,631
Cash flows used in investing activities	(95,953)	—
Cash flows provided by financing activities	271,248	3,488
Per share data:
Basic and diluted net loss per share	$(0.17)	$(1.38)
Distributions declared per common share	$0.64	$0.64
Basic and diluted weighted-average shares outstanding	21,033,404	1,519,586

Asset Management Fees

Pursuant to the Second Amended and Restated Advisory Agreement dated January 14, 2014 among us, our operating partnership and our advisor, effective October 1, 2013, the following were eliminated: (i) the reduction of the asset management fee to the extent, if any, that our funds from operations, as adjusted, during the six months ending on the last calendar quarter immediately preceding the date the asset management fee was payable was less than the distributions declared with respect to such six month period and (ii) the payment of asset management fees in cash, shares or restricted stock grants, or any combination thereof to the advisor. Instead, we expect to issue (subject to periodic approval by the board of directors) to our advisor performance-based restricted partnership units of the OP designated as “Class B Units,” which are intended to be profits interests and will vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 7.0% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (y) any one of the following occurs: (1) the termination of the advisory agreement by an affirmative vote of a majority of our independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) our advisor is still providing advisory services to us prior to the occurrence of the event described in (y). Such Class B Units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of our independent directors without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of our independent directors without cause before the economic hurdle has been met. The Class B Units are expected to be issued to our advisor quarterly in arrears pursuant to the terms of the OP agreement. Our advisor will receive distributions on unvested Class B Units equal to the distribution rate received by holders of our common stock. Through the date of this Supplement No. 11, our board of directors has approved the issuance of 87,533 Class B Units.

Calculating Net Asset Value Per Share

Throughout the Prospectus, we state that we expect to start calculating net asset value per share beginning 18 months after the completion of our last “reasonable best efforts” offering of our shares (excluding offerings under the DRIP). In connection with calculating net asset value per share, our board of directors has determined that we will engage the services of an independent valuation firm. At this time, we have not engaged nor identified any such independent valuation firm.

PROSPECTUS UPDATES

Management

The following disclosure replaces in its entirety the table, and the paragraph immediately following such table, under the section entitled “Management — The Advisor” on page 82 of the Prospectus.

“Name	Age	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer
Edward M. Weil, Jr.	47	President, Chief Operating Officer and Secretary
Peter M. Budko	54	Executive Vice President
Nicholas Radesca	48	Interim Chief Financial Officer
Kase Abusharkh	32	Chief Investment Officer

The backgrounds of Messrs. Schorsch, Weil, Budko and Radesca are described in the “Management — Executive Officers and Directors” section of this prospectus. The background of Mr. Abusharkh is described below.

Kase Abusharkh was appointed as chief investment officer of our advisor in August 2014. Mr. Abusharkh has also serves as president of Sperry Van Ness | The Kase Group, known as The Kase Group, a real estate firm that Mr. Abusharkh helped form in June of 2006. Mr. Abusharkh has 13 years of experience in commercial real estate finance, acquisition, disposition and development, with a specialized focus on retail properties. Mr. Abusharkh has facilitated over $2 billion in commercial real estate transactions in his career and has been the number one net leased broker within the Sperry Van Ness organization every year since 2006. Mr. Abusharkh is also a developer and principal in a number of developments and repositions in Walnut Creek, California, San Francisco, California, Sonoma County, California, Monterey County, California, Alameda County California, Orlando, Florida and Charlotte, North Carolina. Mr. Abusharkh received his Bachelor’s Degree in economics and international business from St. Mary’s College of California.”

Description of Real Estate Investments

The following disclosure is hereby added immediately following the section “Description of Real Estate Investments — San Pedro Crossing Shopping Center — Other” on page 137 of the Prospectus.

“Tiffany Springs MarketCenter

On September 26, 2013, we closed our acquisition of the fee simple interest in Tiffany Springs MarketCenter, located in Kansas City, Missouri. The sellers of the property were Cousins Tiffany Springs Marketcenter LLC and CP — Tiffany Springs Investments LLC. The sellers do not have a material relationship with us and the acquisition was not an affiliated transaction.

Capitalization

The contract purchase price of Tiffany Springs MarketCenter was $53.5 million, exclusive of closing costs. We funded the acquisition of the property with (a) a $40.9 million term loan from Bank of America, N.A. and (b) the remainder with proceeds from the sale of common stock in our IPO, as described in more detail below in “— Financial Obligations.”

Major Tenants/Lease Expiration

The Tiffany Springs MarketCenter contains 238,382 rentable square feet and is 88.2% leased to 29 tenants at acquisition. Three tenants, Best Buy (NYSE: BBY), The Sports Authority and PetSmart (NASDAQ: PETM), represent 48.4% of the annualized rental income of the property at acquisition.

The lease to Best Buy, which carries an investment grade credit rating by a major credit rating agency, contains 45,676 rentable square feet. The lease commenced in June 2008, has an 11-year term and expires in January 2019. The lease contains a rental escalation of 9.4% in 2014. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.8 million.

The lease to The Sports Authority contains 41,770 rentable square feet. The lease commenced in August 2008, has a 10-year term and expires in January 2019. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.6 million.

The lease to PetSmart contains 25,464 rentable square feet. The lease commenced in June 2008, has a 10-year term and expires in July 2018. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.5 million.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Occupancy rate	88.8%	86.7%	82.5%	79.5%	76.5%
Average effective annual rent per rentable square foot	$19.61	$19.13	$19.59	$19.70	$20.01

The following is a summary of lease expirations for the next ten years at the property as of August 15, 2014 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases	Annualized Rental Income as a Percent of Tiffany Springs MarketCenter	Leased Rentable Square Feet Represented by Expiring Leases(2)	Percent of Tiffany Springs MarketCenter Rentable Square Feet Expiring(2)
August 16, 2014 – December 31, 2014	—	$—	—%	—	—%
2015	4	164	3.9%	10,976	5.2%
2016	4	152	3.7%	8,962	4.2%
2017	1	43	1.0%	2,481	1.2%
2018	9	1,497	36.1%	69,569	32.9%
2019	11	2,112	50.9%	116,724	55.1%
2020	—	—	—%	—	—%
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	1	58	1.4%	2,982	1.4%
	30	$4,026	97.0%	211,694	100.0%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases at the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.
(2)	Excludes the square feet associated with our fee simple interest in a ground lease.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The following table sets forth for the Tiffany Springs MarketCenter, as a material property in our portfolio and component thereof upon which depreciation is taken, the (i) tax basis for U.S. federal income tax purposes, (ii) method and (iii) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Asset Description	Federal Tax Basis (In thousands)	Method	Life Claimed (Years)
Tiffany Springs MarketCenter	Land	$19,906	Not applicable	Not applicable
Tiffany Springs MarketCenter	Building	$25,427	Straight-line	39
Tiffany Springs MarketCenter	Land improvements	$5,782	1.5x double declining	15
Tiffany Springs MarketCenter	Furniture, fixtures and equipment	$3,244	2x double declining	7

The annual real estate taxes payable on the property for the calendar year 2013 are $0.8 million. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

Best Buy Co., Inc. operates as an e-commerce and physical retailer of consumer electronics primarily in the United States, Europe, Canada and China. The company’s stores offer video products, including televisions, e-readers, navigation products, digital cameras and accessories, digital camcorders and accessories, DVD and Blu-ray players and audio products, such as MP3 players and accessories, home theater audio systems and components, musical instruments and mobile electronics comprising car stereo and satellite radio products.

The Sports Authority, Inc. sells sports equipment, general merchandise, shoes, bikes and apparel, with a focus on premium brands.

PetSmart is a specialty retailer of products, services and solutions for pets in North America. PetSmart offers products such as pet food, treats and litter. Furthermore, PetSmart offers hard goods such as collars, leashes, health care supplies, grooming products, toys, apparel and pet beds. The pet services offered by PetSmart at its retail stores are grooming, pet training and day camp services for dogs.

Tiffany Springs MarketCenter is subject to competitive conditions including, but not limited to, the tastes and habits of consumers, the demographic forces acting upon the local market of the property, heavy competition in the retail market and economic factors leading to a paucity of disposable income.

The Streets of West Chester Lifestyle Center

On April 3, 2014, we acquired the property known as The Streets of West Chester lifestyle center, located in West Chester Township, Ohio. The property includes 37.9 acres of excess land, of which 16 acres are useable for future development. The sellers of the property were Streets of West Chester-Phase II, LLC and RREEF America REIT II Corp. CCC, or the Sellers. The Sellers do not have a material relationship with us and the acquisition was not an affiliated transaction.

Capitalization

The aggregate contract purchase price of the property and the 37.9 acres of excess land was $40.5 million, exclusive of closing costs. We funded the purchase price with proceeds from our IPO. We may seek to obtain financing on the property post-closing. However, there is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The Streets of West Chester contains 167,155 rentable square feet and is 94.5% leased to 13 tenants at acquisition. Two tenants, a wholly-owned subsidiary of AMC Entertainment Holdings, Inc., or AMC, which is rated by major credit rating agencies, and Barnes & Noble, Inc., or Barnes & Noble, represent approximately 65.3% of the annualized rental income at of the property at acquisition.

The lease to AMC contains 82,000 rentable square feet. The lease commenced in June 2003, has a 15-year term and expires in January 2019. The lease contains no additional rental escalations. The lease contains five renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $1.7 million.

The lease to Barnes & Noble contains 25,000 rentable square feet. The lease commenced in October 2004, has a 12-year term and expires in January 2016. The lease contains no rental escalations during the original lease term. The lease contains two renewal options of five years each. The lease is gross whereby the landlord is responsible for maintaining the roof and structure of the building and all operating expenses, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.3 million.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot at the property as of December 31 for each of the last five years where such information is available:

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Occupancy rate	94.5%	96.3%	92.3%	93.7%	89.7%
Average effective annual rent per rentable square foot	$19.51	$18.87	$19.16	$18.90	$19.39

The following is a summary of lease expirations for the next ten years at the property as of August 15, 2014, excluding month-to-month leases (dollar amounts in thousands):

	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases as a Percentage of The Streets of West Chester	Total Rentable Square Feet Represented by Expiring Leases	Rentable Square Feet Represented by Expiring Leases as a Percentage of The Streets of West Chester
August 16, 2014 to December 31, 2014	1	$—	—%	1,500	0.9%
2015	1	47	1.5%	2,603	1.7%
2016	3	390	12.3%	31,500	19.9%
2017	—	—	—%	—	—%
2018	1	233	7.4%	7,752	4.9%
2019	5	2,294	72.5%	103,623	65.6%
2020	—	—	—%	—	—%
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	1	111	3.5%	5,517	3.5%
Total	12	$3,075	97.2%	152,495	96.5%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases at the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

The property is a lifestyle center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property or to begin development on the excess land at this time.

We believe that the property is adequately insured.

The following table sets forth for the Streets of West Chester, as a material property in our portfolio and component thereof upon which depreciation is taken, the (i) tax basis for U.S. federal income tax purposes, (ii) method and (iii) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Asset Description	Federal Tax Basis (In thousands)	Method	Life Claimed (Years)
The Streets of West Chester	Land	$13,372	Not applicable	Not applicable
The Streets of West Chester	Building	$21,133	Straight-line	39
The Streets of West Chester	Land improvements	$4,545	1.5x double declining	15
The Streets of West Chester	Furniture, fixtures and equipment	$2,187	2x double declining	7

The annual real estate taxes payable on the property for the calendar year 2013 are $0.7 million. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

AMC (NASDQ: AMC), through its subsidiaries, operates as a theatrical exhibition company in the United States and internationally.

Barnes & Noble, Inc. (NYSE: BKS), a Fortune® 500 company, is a bookseller and is a leading content, commerce and technology company that provides customers access to books, magazines, newspapers and other content across its multi-channel distribution platform.

The Streets of West Chester lifestyle center is subject to competitive conditions including, but not limited to, the tastes and habits of consumers; the demographic forces acting upon the local market of the property; heavy competition in the retail market; and economic factors leading to a paucity of disposable income.

Prairie Towne Center

On June 4, 2014, we closed our acquisition of the Prairie Towne Center located in Schaumburg, Illinois. The seller of the property is Prairie Towne LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

Capitalization

The contract purchase price of Prairie Towne Center was $25.3 million, exclusive of closing costs. We funded the purchase price with proceeds from our IPO. We may seek to obtain financing on the property post-closing. However, there is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The Prairie Towne Center contains 289,277 rentable square feet and is 95.3% leased to seven tenants at acquisition. Two tenants, Kohl’s Corp. (NYSE: KSS) and Lowe’s Companies Inc. (NYSE: LOW), represent approximately 90.5% of the annualized rental income of the property at acquisition and each is rated by major credit rating agencies.

The lease to Lowe’s Companies Inc. contains 157,900 rentable square feet; however, the suite is currently vacant. The lease commenced in July 2005, has a 20-year term and expires in July 2025. The lease contains two rental escalations of 10% in 2015 and 2020. The lease contains six renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $1.1 million.

The lease to Kohl’s Corp. contains 106,745 rentable square feet. The lease commenced in January 2003, has a 21-year term and expires in January 2024. The lease contains no rental escalations during the original lease term. The lease contains ten renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.8 million.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot at the property as of December 31 for each of the last five years where such information is available:

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Occupancy rate	96.4%	95.8%	95.8%	95.8%	96.2%
Average effective annual rent per rentable square foot	$7.33	$7.33	$7.47	$7.46	$7.23

The following is a summary of lease expirations for the next ten years at the property as of August 15, 2014, excluding month-to-month leases (dollar amounts in thousands):

	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases as a Percentage of Prairie Towne Center	Total Rentable Square Feet Represented by Expiring Leases	Rentable Square Feet Represented by Expiring Leases as a Percentage of Prairie Towne Center
August 16, 2014 to December 31, 2014	1	$29	1.3%	1,088	0.4%
2015	1	40	1.8%	1,519	0.6%
2016	1	24	1.1%	1,320	0.5%
2017	1	24	1.1%	1,208	0.4%
2018	—	—	—%	—	—%
2019	—	—	—%	—	—%
2020	—	—	—%	—	—%
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	—	—	—%	—	—%
Total	4	$117	5.3%	5,135	1.9%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases at the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The Federal tax basis and the rate of depreciation for the property will be determined based upon completion of the cost allocation studies in connection with finalizing our tax return for the year that the property is acquired.

The annual real estate taxes paid on the property for the calendar year 2013 were $0.9 million. Such real estate taxes were reimbursed or paid directly by certain tenants under the terms of the leases.

Lowe’s Companies, Inc., together with its subsidiaries, is a Fortune® 100 company and the world’s second largest home improvement retailer.

Kohl’s Corp., a Fortune® 500 company, is a leading family-focused, value-oriented, specialty department store offering quality exclusive and national brand merchandise to the customers.

The Prairie Towne Center is subject to competitive conditions including, but not limited to, the tastes and habits of consumers; the demographic forces acting upon the local market of the property; competition in the retail market; and economic factors leading to a paucity of disposable income.

Southway Shopping Center

On June 6, 2014, we closed our acquisition of the Southway Shopping Center located in Houston, Texas. The seller of the property is FP Southway, LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

Capitalization

The contract purchase price of the Southway Shopping Center was $28.9 million, exclusive of closing costs. We funded the purchase price with proceeds from our IPO. We may seek to obtain financing on the property post-closing. However, there is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The Southway Shopping Center contains 181,809 rentable square feet and is 100.0% leased to 23 tenants at acquisition. Three tenants, Best Buy, Inc. (NYSE: BBY), Ross Stores, Inc. (NASDAQ: ROST) and The TJX Companies, Inc. (Marshall’s) (NYSE: TJX), represent approximately 48.6% of the annualized rental income of the property at acquisition and each is rated by major credit rating agencies.

The lease to The TJX Companies Inc. contains 34,327 rentable square feet. The lease commenced in April 2006, has a 10-year term and expires in April 2016. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.3 million.

The lease to Ross Stores, Inc. contains 31,815 rentable square feet. The lease commenced in September 2003, has a 15-year term and expires in January 2019. The lease contains no rental escalations during the original lease term. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.3 million.

The lease to Best Buy, Inc. contains 30,000 rentable square feet. The lease commenced in September 2007, has a 10-year term and expires in January 2018. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.5 million.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot at the property as of December 31 for each of the last five years where such information is available:

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Occupancy rate	100.0%	98.0%	100.0%	100.0%	97.8%
Average effective annual rent per rentable square foot	$12.99	$12.69	$12.76	$12.40	$11.91

The following is a summary of lease expirations for the next ten years at the property as of August 15, 2014, excluding month-to-month leases (dollar amounts in thousands):

	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases as a Percentage of Southway Shopping Center	Total Rentable Square Feet Represented by Expiring Leases	Rentable Square Feet Represented by Expiring Leases as a Percentage of Southway Shopping Center
August 16, 2014 to December 31, 2014	—	$—	—%	—	—%
2015	3	107	4.4%	3,891	2.1%
2016	4	543	22.4%	54,842	30.2%
2017	5	341	14.1%	23,871	13.1%
2018	4	678	28.0%	45,029	24.8%
2019	3	490	20.2%	42,023	23.1%
2020	1	74	3.1%	4,000	2.2%
2021	—	—	—%	—	—%
2022	—	—	—%	—	—%
2023	1	45	1.8%	2,122	1.2%
Total	21	$2,278	94.0%	175,778	96.7%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases at the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The Federal tax basis and the rate of depreciation for the property will be determined based upon completion of the cost allocation studies in connection with finalizing our tax return for the year that the property is acquired.

The annual real estate taxes payable on the property for the calendar year 2013 are $0.4 million. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

The TJX Companies Inc., a Fortune® 500 company, is a leading off-price retailer of apparel and home fashions in the U.S. and worldwide.

Ross Stores, Inc. offers quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at a discount to department stores’ and specialty retail stores’ prices.

Best Buy Co., Inc. operates as an e-commerce and physical retailer of consumer electronics primarily in the United States, Europe, Canada and China. The company’s stores offer video products, including televisions, e-readers, navigation products, digital cameras and accessories, digital camcorders and accessories, DVD and Blu-ray players and audio products, such as MP3 players and accessories, home theater audio systems and components, musical instruments and mobile electronics comprising car stereo and satellite radio products.

The Southway Shopping Center is subject to competitive conditions including, but not limited to, the tastes and habits of consumers; the demographic forces acting upon the local market of the property; competition in the retail market; and economic factors leading to a paucity of disposable income.

Stirling Slidell Centre

On August 8, 2014, we closed our acquisition of the fee simple interest in Stirling Slidell Centre, located in Slidell, Louisiana. The seller of the property is ELPF Slidell, L.L.C. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

Capitalization

The contract purchase price of Stirling Slidell Centre was $14.6 million, exclusive of closing costs. We funded the purchase price with proceeds from our IPO. We may seek to obtain financing on the property post-closing. However, there is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Stirling Slidell Centre contains 134,276 rentable square feet and is 77.2% leased to 12 tenants at acquisition. Three tenants, Ross Stores, Inc. (NASDAQ: ROST), PetSmart, Inc. (NASDAQ: PETM) and Party City Corporation, represent approximately 55% of the annualized rental income of the property at acquisition.

The lease to Ross Stores, Inc. contains 30,186 rentable square feet. The lease commenced in September 2003, has a 15-year term and expires in January 2019. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.3 million.

The lease to PetSmart, Inc. contains 18,900 rentable square feet. The lease commenced in June 2003, has a 15-year term and expires in June 2018. The lease contains no rental escalations during the original lease term. The lease contains five renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Party City Corporation contains 14,389 rentable square feet. The lease commenced in December 2012, has an 11-year term and expires in December 2023. The lease contains a rental escalation of 7.5% in 2017. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Occupancy rate	83.9%	85.0%	85.0%	78.2%	72.2%
Average effective annual rent per rentable square foot	$9.87	$10.77	$9.38	$9.74	$9.55

The following is a summary of lease expirations for the next ten years at the property as of August 15, 2014 (dollar amounts in thousands):

	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases as a Percentage of Stirling Slidell Centre	Total Rentable Square Feet Represented by Expiring Leases	Rentable Square Feet Represented by Expiring Leases as a Percentage of Stirling Slidell Centre
August 16, 2014 to December 31, 2014	1	$29	2.2%	2,600	2.5%
2015	—	—	—%	—	—%
2016	1	14	1.1%	1,050	1.0%
2017	—	—	—%	—	—%
2018	5	483	37.2%	36,320	35.0%
2019	1	300	23.1%	30,186	29.1%
2020	—	—	—%	—	—%
2021	—	—	—%	—	—%
2022	1	96	7.3%	6,500	6.3%
2023	1	195	15.0%	14,389	13.9%
Total	10	$1,117	85.9%	91,045	87.8%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases at the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The Federal tax basis and the rate of depreciation for the property will be determined based upon completion of the cost allocation studies in connection with finalizing our tax return for the year that the property is acquired.

The annual real estate taxes payable on the property for the calendar year 2013 are $0.1 million. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

Ross Stores, Inc. offers quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at a discount to department stores’ and specialty retail stores’ prices.

PetSmart is a specialty retailer of products, services and solutions for pets in North America. PetSmart offers products such as pet food, treats and litter. Furthermore, PetSmart offers hard goods such as collars, leashes, health care supplies, grooming products, toys, apparel and pet beds. The pet services offered by PetSmart at its retail stores are grooming, pet training and day camp services for dogs.

Party City is the leader in the party goods industry and is America’s largest specialty party goods chain and the country’s premiere Halloween specialty retailer. Party City operates more than 800 company-owned and franchise stores throughout the United States and Puerto Rico.

Northwoods Marketplace

On August 15, 2014, we closed our acquisition of the fee simple interest in Northwoods Marketplace power center, located in North Charleston, South Carolina. The seller of the property is DRA-RCG North Charleston SPE LLC. The seller does not have a material relationship with us and the acquisition was not an affiliated transaction.

Capitalization

The contract purchase price of Northwoods Marketplace was $35.0 million, exclusive of closing costs. We funded the purchase price with proceeds from our IPO. We may seek to obtain financing on the property post-closing. However, there is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Northwoods Marketplace contains 236,078 rentable square feet and is 97.1% leased to 23 tenants at acquisition. Six tenants, Best Buy, Inc. (NYSE: BBY), Big Lots, Inc. (NYSE: BIG), Michaels Stores, Inc., a subsidiary of The Michaels Companies, Inc. (NASDAQ: MIK), PetSmart, Inc. (NASDAQ: PETM), Old Navy, LLC, a subsidiary of The Gap, Inc. (NYSE: GPS), each of which is rated by major credit rating agencies, and Barnes & Noble, Inc. (NYSE: BKS), represent approximately 57% of the annualized rental income of the property.

The lease to Best Buy, Inc. contains 43,278 rentable square feet. The lease commenced in November 1998, has a 20-year term and expires in November 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.4 million.

The lease to Big Lots, Inc. contains 34,000 rentable square feet. The lease commenced in October 2010, has a 7-year term and expires in January 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Michaels Stores, Inc., a subsidiary of The Michaels Companies, Inc., contains 23,327 rentable square feet. The lease commenced in August 1998, has a 20-year term and expires in February 2018. The lease contains no additional rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to PetSmart, Inc. contains 17,445 rentable square feet. The lease commenced in November 2013, has a 10-year term and expires in November 2023. The lease contains a rental escalation of 6.9% in 2018. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Old Navy, LLC, a subsidiary of The Gap, Inc., contains 15,728 rentable square feet. The lease commenced in September 1999, has a 17-year term and expires in September 2016. The lease contains no additional rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

The lease to Barnes & Noble, Inc. contains 25,046 rentable square feet. The lease commenced in November 1998, has a 20-year term and expires in February 2019. The lease contains no additional rental escalations and no renewal options. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Occupancy rate	97.1%	84.9%	81.1%	81.3%	95.3%
Average effective annual rent per rentable square foot	$11.75	$9.94	$7.98	$9.50	$9.57

The following is a summary of lease expirations for the next ten years at the property as of August 15, 2014 (dollar amounts in thousands):

	Number of Leases Expiring	Annualized Rental Income(1) Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases as a Percentage of Northwoods Marketplace	Total Rentable Square Feet Represented by Expiring Leases	Rentable Square Feet Represented by Expiring Leases as a Percentage of Northwoods Marketplace
August 16, 2014 to December 31, 2014	—	$—	—%	—	—%
2015	2	194	6.9%	10,770	4.7%
2016	4	228	8.1%	20,978	9.1%
2017	2	80	2.8%	5,000	2.2%
2018	5	982	34.7%	103,055	44.9%
2019	2	395	14.0%	28,214	12.3%
2020	2	182	6.4%	14,100	6.1%
2021	1	116	4.1%	6,540	2.9%
2022	—	—	—%	—	—%
2023	2	361	12.8%	22,864	10.0%
Total	20	$2,538	89.8%	211,521	92.2%

(1)	Annualized rental income as of August 15, 2014 for the in-place leases at the property on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The Federal tax basis and the rate of depreciation for the property will be determined based upon completion of the cost allocation studies in connection with finalizing our tax return for the year that the property is acquired.

The annual real estate taxes payable on the property for the calendar year 2013 are $0.3 million. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

Best Buy Co., Inc. operates as an e-commerce and physical retailer of consumer electronics primarily in the United States, Europe, Canada and China. The company’s stores offer video products, including televisions, e-readers, navigation products, digital cameras and accessories, digital camcorders and accessories, DVD and Blu-ray players and audio products, such as MP3 players and accessories, home theater audio systems and components, musical instruments and mobile electronics comprising car stereo and satellite radio products.

Big Lots, Inc. operates as a broadline closeout retailer in the United States. The company offers products under various merchandising categories, such as food, consumables, soft home, hard home, furniture and home décor, seasonal and electronics and accessories.

Michaels Stores, Inc. is an arts and crafts retailer that owns and operates more than 1,000 stores across the United States and Canada. Michaels sells some 36,000 products, including art and hobby supplies, décor, frames, needlecraft kits, party and seasonal products, and silk and dried flowers.

PetSmart is a specialty retailer of products, services and solutions for pets in North America. PetSmart offers products such as pet food, treats and litter. Furthermore, PetSmart offers hard goods such as collars, leashes, health care supplies, grooming products, toys, apparel and pet beds. The pet services offered by PetSmart at its retail stores are grooming, pet training and day camp services for dogs.

Old Navy is a clothing and accessories retailer with more than 1,000 stores throughout the United States and Canada, offering items under its own brand name at discounted prices. Merchandise includes men’s, women’s, and children’s apparel and accessories.

Barnes & Noble, Inc., a Fortune 500 company, is a bookseller and is a leading content, commerce and technology company that provides customers access to books, magazines, newspapers and other content across its multi-channel distribution platform.

Potential Property Investments

Northlake Commons

On July 28, 2014, the due diligence period expired relating to our potential acquisition of Northlake Commons shopping center, located in Charlotte, North Carolina. Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated as of July 10, 2014, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by Northlake Commons, L.L.C. The seller does not have a material relationship with us and the acquisition will not be an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Capitalization

The contract purchase price of Northlake Commons is approximately $31.3 million, exclusive of closing costs. We intend to fund approximately 50% of the purchase price with proceeds from our ongoing initial public offering and the remainder through financing on the property. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Northlake Commons contains approximately 79,000 rentable square feet and is 92% leased to 25 tenants. Five tenants, The Men’s Warehouse, Inc. (NYSE: MW), Fox and Hound Restaurant Group, Party City Corporation, Olive Garden, a division of Darden Restaurants, Inc. (NYSE: DRI) and Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), represent approximately 35% of the annualized rental income of the property.

The lease to The Men’s Wearhouse, Inc., which is rated by major credit rating agencies, contains 6,750 rentable square feet. The lease commenced in June 2006, has a 10-year term and expires in June 2016. The lease contains no additional rental escalations. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Fox and Hound Restaurant Group contains 7,148 rentable square feet. The lease commenced in October 2006, has a 13-year term and expires in March 2019. The lease contains no rental escalations. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Party City Corporation contains 12,775 rentable square feet. The lease commenced in January 2013, has a 10-year term and expires in January 2022. The lease contains rental escalations of 7.8% and 12.7% in 2015 and 2017, respectively. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.2 million.

The lease to Olive Garden, a division of Darden Restaurants, Inc., which is rated by major credit rating agencies, is a ground lease of approximately 2.3 acres of land. The lease commenced in February 2006, has a 15-year term and expires in February 2021. The lease contains a 10.0% rental escalation in 2016. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

The lease to Red Robin Gourmet Burgers, Inc. is a ground lease of approximately 1.8 acres of land. The lease commenced in July 2006, has a 15-year term and expires in August 2021. The lease contains a 10.0% rental escalation in 2016. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.1 million.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The Federal tax basis and the rate of depreciation for the property will be determined based upon completion of the cost allocation studies in connection with finalizing our tax return for the year that the property is acquired.

The annual real estate taxes payable on the property for the calendar year 2014 are unknown at present. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

The Men’s Wearhouse, Inc. is a men’s dress clothes retailer in the United States that operates out of its over 1,100 locations.

The Fox and Hound Pub & Grill is a chain restaurant and pub that specializes in American cuisine including burgers, wings, and various appetizers. They also specialize in alcoholic beverages, especially domestic and imported beer. They host special events and group parties and they operate 60 locations in 21 states.

Party City is the leader in the party goods industry and is America’s largest specialty party goods chain and the country’s premiere Halloween specialty retailer. Party City operates more than 800 company-owned and franchise stores throughout the United States and Puerto Rico.

Olive Garden is an American casual dining restaurant chain specializing in Italian-American cuisine. The restaurant operates over 800 locations globally, though almost all are found in the United States.

Red Robin Gourmet Burgers is a chain of casual dining restaurants with an emphasis on gourmet hamburgers. Red Robin Gourmet Burgers, Inc., together with its subsidiaries, develops, operates, and franchises casual-dining restaurants.

Centennial Plaza

On August 21, 2014, the due diligence period expired relating to our potential acquisition of Centennial Plaza shopping center, located in Oklahoma City, Oklahoma. Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated as of July 17, 2014, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by Centennial Plaza 555, LLC. The seller does not have a material relationship with us and the acquisition will not be an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Capitalization

The contract purchase price of Centennial Plaza is approximately $27.6 million, exclusive of closing costs. We intend to fund approximately 50% of the purchase price with proceeds from our ongoing initial public offering and the remainder through financing on the property. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Centennial Plaza contains approximately 234,000 rentable square feet and is 100% leased to 10 tenants. Four tenants, The Home Depot, Inc. (NYSE: HD), Gordmans (NASDAQ: GMAN), Best Buy (NYSE: BBY) and Guitar Center, represent approximately 87% of the annualized rental income of the property.

The lease to Home Depot, which carries an investment grade credit rating by a major credit rating agency, contains approximately 103,000 rentable square feet. The lease commenced in April 1993, has a 26-year term and expires in January 2019. The lease contains no additional rental escalations. The lease contains five renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.9 million.

The lease to Gordmans contains approximately 50,000 rentable square feet. The lease commenced in October 2003, has a 15-year term and expires in October 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.5 million.

The lease to Best Buy, which carries an investment grade credit rating by a major credit rating agency, contains approximately 46,000 rentable square feet. The lease commenced in October 1992, has an 25-year term and expires in January 2018. The lease contains no additional rental escalations. The lease contains one renewal option of five years. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.4 million.

The lease to Guitar Center contains approximately 15,000 rentable square feet. The lease commenced in June 2000, has a 15-year term and expires in October 2015. The lease contains no additional rental escalations. The lease contains one renewal option of five years. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income for the initial lease term is approximately $0.1 million.

Other

The property is a power center and we believe it is suitable and adequate for its uses.

We have no current plans to renovate the property at this time.

We believe that the property is adequately insured.

The Federal tax basis and the rate of depreciation for the property will be determined based upon completion of the cost allocation studies in connection with finalizing our tax return for the year that the property is acquired.

The annual real estate taxes payable on the property for the calendar year 2014 are unknown at present. Such real estate taxes are to be reimbursed by certain tenants under the terms of the leases.

The Home Depot, Inc. operates as the world’s largest home improvement retailer. The Home Depot stores sell a wide assortment of building materials, home improvement products and lawn and garden products as well as provide installation, home maintenance, and professional service programs to do-it-yourself, do-it-for-me, and professional customers. The Home Depot offers installation programs that include flooring, cabinets, countertops, water heaters, and sheds, as well as act as a contractor to provide installation services to its do-it-for-me customers through third-party installers. It primarily serves professional remodelers, general contractors, repairmen, small business owners, and tradesmen. The company also sells its products online.

Gordmans Stores, Inc. operates department stores under the Gordmans name in the United States. Its merchandise selection includes a range of apparel, footwear, and home fashions products, as well as accessories. The company’s stores offer apparels, including young men’s, men’s, junior’s, women’s, teen’s, plus sizes, maternity, and children’s clothing, such as offerings for infants, toddlers, boys, and girls; and accessories consisting of designer fragrances, intimate apparel, handbags, sunglasses, fashion jewelry, leg wear, and sleepwear. Its stores also provide home fashion products comprising of wall art, photo frames, accent furniture, accent lighting, candles, ceramics, vases, seasonal décor, floral and garden, gourmet food and candy, toys, luggage, pet accessories, house wares, decorative pillows, fashion rugs, and bedding and bath products. They operate 95 stores in 20 states.

Best Buy Co., Inc. operates as an e-commerce and physical retailer of consumer electronics primarily in the United States, Europe, Canada and China. The company’s stores offer video products, including televisions, e-readers, navigation products, digital cameras and accessories, digital camcorders and accessories, DVD and Blu-ray players and audio products, such as MP3 players and accessories, home theater audio systems and components, musical instruments and mobile electronics comprising car stereo and satellite radio products.

Guitar Center is the largest musical instrument retailer in the United States. They operate 321 stores across 44 states.”

The following disclosure hereby replaces in its entirety the section “Financial Obligations” on page 138 of the Prospectus.

“Financial Obligations

Liberty Crossing Shopping Center Financing

On June 8, 2012, we entered into a loan agreement, or the Original UBS Loan, with UBS Real Estate Securities Inc. that funded a portion of the acquisition of the Liberty Crossing Shopping Center in the amount of $16.2 million. The Original UBS Loan bore interest at LIBOR plus 5.0%, with an interest rate cap of 3%. The Original UBS Loan was to mature in December 2013 and provided for monthly interest-only payments, through June 2013. In June 2013, we refinanced the Liberty Crossing property by entering into a new loan in the amount of $11.0 million, or the Refinanced UBS Loan, with UBS Real Estate Securities Inc. The Refinanced UBS Loan bears interest at a per annum fixed rate of 4.6%. The Refinanced UBS Loan matures in July 2018 and provides for monthly interest-only payments, with all principal outstanding due on the maturity date.

On June 6, 2012, we entered into an unsecured $3.0 million loan with an unaffiliated third party. The loan was a draw from a revolving loan facility entered into by an affiliate of our sponsor and an unaffiliated third party on June 5, 2012. The revolving loan facility provided for loans to be made available from time to time to REITs sponsored by the parent of our sponsor. Any loan made under the revolving loan facility bore interest at a rate of 8.0% per annum and would mature one year from the date of the loan. In May 2013, the loan was extended for one year and was set to mature in June 2014. The loan could be prepaid from time to time and at any time, in whole or in part. In December 2013, we, at our election, repaid the $3.0 million loan. We were required to pay an exit fee equal to 1.0% of the original loan amount, or $30,000, in connection with the full repayment of the loan.

San Pedro Crossing Shopping Center Financing

In December 2012, we entered into a senior loan agreement, or the Ladder Senior Loan, with Ladder Capital Finance I, LLC that funded a portion of the acquisition of the San Pedro Crossing Shopping Center in the amount of $18.0 million. The Ladder Senior Loan bears interest at a per annum fixed rate of 3.7%. The Ladder Senior Loan matures in January 2018 and provides for monthly interest-only payments, with all principal outstanding due on the maturity date.

In December 2012, we entered into a mezzanine loan agreement, or the Ladder Mezzanine Loan, with Ladder Capital Finance II, LLC that funded a portion of the acquisition of the San Pedro Crossing Shopping Center in the amount of $6.5 million. The Ladder Mezzanine Loan bore interest at a per annum fixed rate of 10.0%. During the second quarter of 2013, we paid down the entire $6.5 million Ladder Mezzanine Loan.

In December 2012, we entered into an unsecured $4.2 million loan, or the Bridge Loan, with our sponsor. The Bridge Loan bore interest at a per annum fixed rate of 6.0%. The Bridge Loan was set to mature in December 2013 and provided for monthly interest-only payments, with all principal outstanding due on the maturity date. The Bridge Loan could be prepaid from time to time and at any time, in whole or in part. In May 2013, we prepaid $1.5 million of the principal. In September 2013, we repaid the remaining $2.7 million principal balance on the Bridge Loan.

Tiffany Springs MarketCenter Financing

On September 26, 2013, we entered into a term loan agreement, or the Bank of America Loan, with Bank of America, N.A. that funded a portion of the acquisition of the Tiffany Springs MarketCenter in the amount of $40.9 million. The Bank of America Loan bears interest at an effective per annum interest rate of 3.92%. The interest rate is fixed by a $34.1 million notional interest rate swap. The Bank of America Loan matures in October 2018 and provides for monthly interest-only payments, with all principal outstanding due on the maturity date. In October 2013, we paid down $5.7 million of the principal balance on the Bank of America Loan. In December 2013, we paid down $1.1 million of the principal balance on the Bank of America Loan. In April 2014, we paid down $0.3 million of the principal balance on the Bank of America Loan. As of June 30, 2014, there was $33.8 million outstanding on the Bank of America Loan.

BMO Harris Bank N.A. Credit Facility

On June 11, 2014, we entered into a credit agreement relating to a new revolving credit facility, or the BMO Credit Facility, providing for aggregate revolving loan borrowings of up to $100.0 million (subject to borrowing base availability), a swingline subfacility of $25.0 million (but not to exceed 10% of the commitments then in effect) and a $5.0 million letter of credit subfacility, subject to certain conditions. On August 22, 2014, through an uncommitted “accordion feature,” we increased commitments under the BMO Credit Facility to $150.0 million. Through this “accordion feature,” we, subject to certain conditions, may increase commitments under the BMO Credit Facility to up to $250.0 million. Borrowings under the BMO Credit Facility, along with cash on hand from our ongoing initial public offering, are expected to be used to finance portfolio acquisitions and for general corporate purposes.

BMO Capital Markets acted as joint bookrunner and joint lead arranger for the BMO Credit Facility and its affiliate, BMO Harris Bank N.A., is the administrative agent, letter of credit issuer, swingline lender and a lender thereunder. Regions Capital Markets acted as joint bookrunner and joint lead arranger for the BMO Credit Facility and its affiliate, Regions Bank, is the syndication agent and a lender thereunder.

The BMO Credit Facility will mature on June 11, 2018, provided that we, subject to certain conditions, may elect to extend the maturity date one year to June 11, 2019.

Borrowings under the BMO Credit Facility will initially bear interest, at our election, at either (i) base rate (which is defined in the credit agreement as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.0%) plus an applicable spread ranging from 0.50% to 1.75%, depending on our consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.50% to 2.75%, depending on our consolidated leverage ratio. After we acquire a tangible net worth greater than or equal to $500.0 million, borrowings under the BMO Credit Facility will bear interest at either (i) base rate (which is defined in the credit agreement as the greatest of (a) the prime rate in effect on such day, (b) the federal funds effective rate in effect on such day plus 0.50%, and (c) LIBOR for a one month interest period plus 1.0%) plus an applicable spread ranging from 0.35% to 1.25%, depending on our consolidated leverage ratio, or (ii) LIBOR plus an applicable spread ranging from 1.35% to 2.25%, depending on our consolidated leverage ratio.

As of June 30, 2014, we had no outstanding borrowings under the BMO Credit Facility.”